Exhibit 10.12

MEMORANDUM OF UNDERSTANDING

Between IBM China Company Limited and efuture Information Tech Inc.

CHAPTER 1: Preamble

This Memorandum of Understanding (hereafter referred to as “MOU”) dated Oct, 21, 2004 summarizes the discussion and agreements between IBM China Company Limited and efuture Information Tech Inc. regarding the collaboration on business process driven retail solution POC(proof of concept) between the parties set forth in Chapter 2. This will be the basis for the preparation of definitive and final agreement. The provisions in this MOU are subject to the negotiation and are not binding on the parties in anyway. Nothing herein shall oblige any party to proceed with the future negotiation, nor shall any such contract and negotiation be limited by the contents of this MOU.

CHAPTER 2: Parties

IBM China Company Limited (hereafter referred to as “IBM”), a limited liability company incorporated under the laws of the People’s Republic of China.

The registration and mailing address is 25 Floor, IBM Tower, Pacific Century Place, 2A

Gong Ti Bei Road, Chaoyang District, Beijing, P.R.C. 100027,

And the primary contact information is as follows:

Telephone: (86-10) 6539-1188

Fax: (86-10) 6538-1688

efuture Information Tech Inc. (hereafter referred to as “efuture”)

312, Tower B2, Orient Plaza, No.1 East Chang An Avenue, Dong Cheng District, Beijing,

P.R.C. 100738

Telephone: (86-10) 85188680-8688         (86-10) 85188693

Fax: (86-10) 85188679

CHAPTER 3: Purpose and Objectives

The purpose of this MOU is to document the discussions between efuture and IBM with respect to the intention to collaborate on business process driven retail solution POC(proof of concept), subject to negotiation of a mutually acceptable definitive written agreement(s). Future discussions between the parties could include a view of business, technical, marketing, sales, financial plans and capabilities, among other things.

efuture’s business interests in connection with this potential relationship will focus on the following areas initially:

•	Experiment on the effectiveness of business process driven retail solution architecture through a POC study with the support of IBM platform, tools and related experts.

•	Explore & accumulate the experience & know-how to support efuture next generation retail solution architecture (business process driven) design & application development, so as to differentiate with other ISV competitors and increase efuture application’s market share and sales revenue.

IBM’s business interests in connection with this potential relationship will focus on the following areas initially:

•	Verify the effectiveness of IBM platform & tools to support ISV applications’ transformation to business process driven architecture through a POC based on efuture application.

•	Support efuture to design & build next generation retail solution embedded with IBM platform & tools, so as to increase IBM software sales and services revenue by enabling and marketing in the retail & distribution industry solution marketplace.

By engaging in this relationship, efuture and IBM believe that they will expand both companies’ opportunities in next generation (business process driven architecture) retail & distribution industry solution marketplace. efuture and IBM intend to hold regular marketing and sales, and technical meetings for strategy discussions and to review the status and progress of this potential relationship. The specific agreement for each of these areas will be covered in individual appendices or statements of work under the overall definitive agreement.

CHAPTER 4: Confidentiality

Each party agrees not to disclose any information to the other party which is considered to be confidential. Each party shall be free to use and disclose any information provided by the other party for any purpose, subject to valid patent rights and copyrights.

If the projects require the exchange of confidential information, such exchange will be made under separate confidentiality agreement.

CHAPTER 5: Term and Termination

5.1 This Agreement shall be signed by duly authorized representatives of both parties and the term of the MOU shall be two years until terminated pursuant to Article 8.3.

5.2 Either party may terminate this MOU for convenience with two (2) months’ prior written notice.

5.3 In the event of expiration or termination of this MOU, those Sections which by their nature are intended by the parties to survive shall survive and continue in effect to the extent necessary to protect the rights of the parties.

CHAPTER 6: Nonexclusive Relationship

This MOU outlines a non-exclusive commercial relationship between IBM and efuture. Nothing contained in this MOU shall be deemed to be a restriction of any type on either party’s ability to freely compete or to enter into “partnering” relationships with other entities. Any decision by either party to forego, or engage in any other business opportunity to any other activity, to alter any business plan or direction, or to make any investment in anticipation of the consummation of any transaction contemplated by the parties, is at the sole discretion of the party electing to do so, and will not create any actual or potential liability or obligation for the other party, even if that party is aware of, or has been informed of or has indicated approval of any such action, decision or election unless agreed to otherwise in an agreement signed by both parties. Neither party will be restricted as a result of these discussions in any event, each party is free to pursue a similar business relationship with others at any time.

CHAPTER 7: Costs and Expenses

Except as otherwise specified in this Agreement, all costs and expenses incurred in connection with performing this MOU shall be borne by the party that incurred them.

This MOU shall be governed by the laws of the People’s Republic of China. Any dispute arising out of or in connection with this MOU shall be submitted to China International Economic and Trade Arbitration Commission for arbitration.

This MOU is made in duplicate, each party holds one original.

Acknowledged for:

IBM China Company Limited		efuture Information Tech Inc.

By:		By:
Title:	Director, IBM China Research Lab	Title:	CEO, efuture

Date:	Oct. 21, 2004	Date:	Oct. 21, 2004